                              EMPLOYMENT AGREEMENT

         EMPLOYMENT AGREEMENT entered into as of September 1, 1999 by and between A.B. WATLEY GROUP INC., FORMERLY KNOWN AS INTERNET FINANCIAL SERVICES INC., a Delaware corporation, with principal offices at 40 Wall Street, New York, New York 10005 ("Employer") and PETER WIGGER, with an address at
245-10 Grand Central Parkway, Bellrose, NY 11426 ("Employee").

A. Employer, directly and through its subsidiaries, is engaged in the business of providing electronic brokerage services and electronic trading programs for use by professional and other retail customers including allowing such customers to trade through their own home or office computers, development of computer software and systems for implementing the foregoing, operating a block trading desk for institutional and other large accounts, disseminating financial and trading information and services incident thereto ("Employer's Business"); and

B. Employer wants to employ Employee, and Employee desires to accept such employment, on the terms and conditions set forth in this Agreement, to perform certain accounting and/or financial functions for Employer.

         In consideration of the facts mentioned above, and of the covenants and conditions set out below, the parties agree as follows:

1.       Employment

         (a) During the Term of Employment as defined in Section 2, Employer agrees to employ Employee as Executive Vice President - Operations. In the event that Employer deems it feasible, it may conduct Employer's back office operations in a separate corporate entity, in which case
         (i) Employee shall become President of such entity; and (ii) the benefits of this Agreement may be assigned to such entity provided that A.B. Watley Group Inc. remains liable as guarantor of Employer's duties and obligations under this Agreement. The duties of Employee shall be to increase the scope of Employer's back office operations and functions, interact with clearing firms and review and potentially implement, subject to the decision and discretion of Employer's Chairman, President and/or board of directors, any decision respecting clearing or self-clearing potential. Employee agrees to act in the foregoing capacity, in accordance with the terms and conditions contained in this Agreement.

         (b) Employee shall devote substantially all of Employee's working time to Employer's Business as conducted from time to time. Employee shall render services, without additional compensation, in connection with the operation of Employer's Business, including activities of affiliates and subsidiaries of the Employer as may exist from time to time. As used in this Agreement, the term "affiliate" shall mean any entity or person that, directly or indirectly, is controlled or under common control with Employer.


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2.       Term

         (a) The initial term of Employee's employment under this Agreement shall commence on September 1, 1999 and end on September 30, 2002 (the "Initial Term"). Thereafter, this Agreement shall be automatically renewed and extended for consecutive one year renewal terms, unless either party sends to the other party a notice of non-renewal at least ninety (90) days prior to the expiration of the Initial Term or any renewal term (the "Renewal Term"). The Initial Term and Renewal Term are subject to earlier termination as set forth in subsection (b) below and in Section 5. The actual term of employment is defined as "Term of Employment."

         (b) Notwithstanding, anything to the contrary set forth in this
         Agreement:

                  (i) Employer shall have the right to terminate this Agreement and Employee's employment hereunder effective on or after February 1, 2000 if Employer is not fully self-clearing on or prior to such date. While the parties have a present intent to become self-clearing in an effort to achieve increased profitability, the final decision shall be in the sole discretion of Employer's board of directors, giving such weight as the board may deem appropriate to the views of Employee and other members of Employer's management. However, this right of termination shall exist even if Employer determines not to attempt to become a self-clearing firm. Such right of termination may be exercised by Employer's giving ten days prior written notice to Employee (so long as Employer is not then fully self-clearing), following which this Agreement shall terminate and all of Employee's rights hereunder shall cease.

                  (ii) In the event that Employer is not fully self-clearing but Employer's Board of Directors has both (A) made the final decision to attempt to become self-clearing and (B) following a change in constitution of the majority of Employer's Board of Directors which is incident to a sale of at least 20% of Employer's shares, the sale of a major portion of Employer's assets or a corporate transaction with another entity, Employer has decided to cease attempting to become self-clearing, then Employer shall have the right to terminate this Agreement and Employee's employment hereunder effective at any time prior to October 1, 2000.

                  In the event of termination of this Agreement by Employer pursuant to this Section 2(b) hereof, then:

                  (I) Annual base compensation shall be paid to Employee to date of termination;

                  (II) The bonus payment under Section 3(b) shall be pro rated for the number of months (or part thereof) that the Agreement has been in existence; and



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                  (III)    Employee's uninvested stock options shall terminate
                           except to the extent of (I) options to acquire 13,900 of the 50,000 shares scheduled to vest on October 1, 2000 if such termination of employment pursuant to section 2(b) occurs on or prior to February 1, 2000 and (II) options to acquire 41,700 of the 50,000 shares scheduled to vest on October 1, 2000 if such termination of employment pursuant to section 2(b) occurs after February 1, 2000. In the event of such termination, Employee shall have the right to exercise options to acquire such 13,900 shares or 41,700 shares, as the case may be for a period of sixty days following date of termination of employment (despite the fact that such exercise occurs prior to October 1, 2000); notwithstanding the foregoing, in the event that Employee delivers a customary New York form of general release to Employer within ten (10) business days of termination of employment pursuant hereto, Employee's right to exercise such options to acquire 13,900 shares or 41,700 shares, as the case may be, shall be extended from sixty (60) days following termination of employment to one (1) year following termination of employment.

                  (IV) In addition, so long as Employee covenants and agrees in writing that he shall not compete with Employer's Business through the close of business on October 1, 2000, and abides by such covenant and agreement, Employee shall be entitled to payment of his annual base compensation under Section 3(a) and bonus payment under Section 3(b) calculated on a pro rata basis through October 1, 2000.

3.       Compensation

         (a) Employer shall pay Employee as a base salary the aggregate sum of $175,000 for the thirteen month period from September 1, 1999 through September 30, 2000 and shall thereafter pay Employee an annual base salary of $175,000 per annum for each twelve month period thereafter. All such payments shall be made in equal monthly installments, in arrears, or such other installments as may be consistent with the payroll practices of Employer for its employees. After the Initial Term, the amount of Employee's annual base salary shall be subject to annual review by the Board of Directors of Employer; provided, however, that in no event shall such base salary be less than $175,000 per annum.

         (b) Employee shall also receive a minimum bonus of $50,000 for the thirteen month period of the Term of Employment and a minimum bonus of $50,000 for each twelve month period thereafter, with such bonus payable within thirty days following the expiration of each such period or within ten business days of termination of employment, if sooner.


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         (c) Employer's Compensation Committee shall review Employee's performance on at least an annual basis to determine Employee's eligibility for increases in base salary or bonus payments, as the case may be.

4.       Additional Employee Benefits

         (a) (i) Employee shall, on September 20, 1999 and priced at the closing price at that date, receive a grant of options under Employer's 1998 Restated and Amended Stock Option Plan (the "Plan") covering 150,000 shares of Employer's common stock at an exercise price equal to the fair market value thereof under said Plan as determined in good faith by Employer's board of directors. The right to exercise such option shall vest, on a cumulative basis, to the extent of 50,000 shares on October 1, 2000; an additional 50,000 shares on October 1, 2001; and the balance of 50,000 shares on October 1, 2002. The terms of such option grant shall be in accordance with the Plan and the grant letter to be issued to Employee thereunder. Notwithstanding the foregoing, in the event that for any reason, Watley is not fully self-clearing while this Agreement is in effect, or if Watley is self-clearing and the net clearing cost to Watley of its ticket charges over any consecutive six month period is not equal to or less than $3.50 per ticket, then options to purchase 25,000 of the shares under the Plan shall not be exercisable by Employee, notwithstanding anything to the contrary contained in this Agreement. Such 25,000 options shall be comprised of options vesting October 1, 2000 to acquire 8,300 shares, options vesting October 1, 2001 to acquire 8,300 shares, and options vesting October 1, 2002 to acquire 8,400 shares, respectively. For purposes hereof, net ticket charges shall be finally calculated in good faith by Employer's senior management and shall be comprised of all of the gross amounts and costs of clearing including service bureau charges, fees, labor, error account charges and employee costs but without taking into account revenues or costs relating to margin or available funds in a client's account, including, without limitation, Loanet, NSCC Stock Loan Expense, DTC - Stock Pledges, banking line items, interest and bank loan expense.

                  (ii) In the event that the net clearing cost to Watley of its ticket charges over any consecutive six month period during the term of this Agreement shall be equal to or less than $3.00 per ticket, then Employee shall be granted, on and as of the expiration of such six month period, options under the Plan covering an additional 25,000 shares of Employer's common stock, which options shall immediately be vested. The exercise price thereof shall be the fair market value of such common stock on the date of grant, as established by the Employer's Board of Directors, and such options shall first become exercisable, on a cumulative basis, to the extent of 50% on the first anniversary of the date of grant and the remaining 50% on the second anniversary of the date of grant.

         (b) Employer shall reimburse Employee for all expenses reasonably incurred by


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         Employee in connection with the performance of Employee's duties under this Agreement against Employee's documented vouchers for such expenses, which must be approved in writing prior to the incurrence of such expense for any item over $1,000.

         (c) Employee shall be entitled to not less than five (5) weeks vacation each year no more than three (3) weeks of which shall be taken in any consecutive six month period and other general medical and employee benefit plans (including profit sharing or pension plans) as shall have been established and are continuing for employees of Employer.

         (d) Employer shall pay directly or reimburse Employee for lease payments on the existing Lexus automobile leased by Employee (or any substitute vehicle reasonably agreed to by Employer) and monthly garage space in New York City for such vehicle throughout the term of this Agreement.

5.       Termination

         (a) Employer may terminate this Agreement only for cause. In the event of termination, Employee shall be paid salary to termination and upon termination, a pro rated bonus amount. In addition, no vested options shall be forfeited.

         (b) "Cause" within the meaning of this Agreement shall mean:

                  (i)      (intentionally omitted)

                  (ii)     (intentionally omitted)

                  (iii)    (intentionally omitted)

                  (iv) Failure by Employee to comply in any material respect with the terms of this Agreement, if any, or any written policies or directives of the Board as determined by the Board in good faith in its sole discretion, which has not been corrected by Employee within 10 days after written notice from the Employer of such failure.

                  (v) Physical incapacity or disability of Employee to perform the services required to be performed under this Agreement. For purposes of this Section 5(b)(v), Employee's incapacity or disability to perform such services for any cumulative period of one hundred twenty (120) days during any twelve-month period, or for any consecutive period of ninety (90) days, shall be deemed "cause" hereunder.

                  (vi) Employee is convicted of, pleads guilty to, confesses to any felony or any act of fraud, misappropriation or embezzlement.


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                  (vii)    Employee engages in a fraudulent act or dishonest act
                           to the damage or prejudice of Employer and its affiliates or in conduct or activities damaging to the property, business or reputation of Employer and its affiliates.

                  (viii) If Employee is registered or licensed with the National Association of Securities Dealers, Inc. or any other regulatory authority, federal or state, and has violated any material applicable rule of any such regulatory authority.

         (c) If Employer notifies Employee of its election to terminate this Agreement for cause, this termination shall become effective at the time notice is deemed to have been given in accordance with Section 9.

         (d) This Agreement shall automatically terminate upon the death of Employee.

6.       Non-Solicitation, Non-Disclosure,
         Shop Rights and Insider Trading

         (a).     (Intentionally omitted)

         (b).     Non-Solicitation.

         For one year following termination of employment (unless termination is due to breach by Employer), Employee covenants and agrees that Employee will not, directly or indirectly, either for itself or for any other person or business entity, (i) solicit any employee of Employer to terminate his employment with Employer or employ such individual during his employment with Employer and for a period of one (1) year after such individual terminates his employment with Employer, or (ii) make any disparaging statements concerning Employer, Employer's business or its officers, directors, or employees, that could injure, impair or damage the relationships between Employer or Employer's business on the one hand and any of the employees, customers or suppliers of Employer's business, or any lessor, lessee, vendor, supplier, customer, distributor, employee or other business associate of Employer's business; provided, however, that nothing herein shall restrict Employee from responding truthfully to inquiries regarding such matters pursuant to lawful court order provided that Employer has prompt prior written notice of any such request.

         (c).     Non-Disclosure and Non-Use.

                  (i) Description of Confidential Information. For purposes of this Section (c), Confidential Information means any information disclosed during the Employee's employment, which is clearly either marked or reasonably understood as being confidential or proprietary including, but not limited to, information disclosed in discussions between the parties in connection with technical information, data,

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         proposals and other documents of Employer pertaining to its business, products, services, finances, product designs, plans, customer lists, public relations and other marketing information and other unpublished information. Confidential Information shall include all tangible materials containing Confidential Information including, but not limited to, written or printed documents and computer disks and tapes, whether machine or user readable.

                  (ii) Standard of Care. Employee shall protect the Confidential Information from disclosure to any person other than other employees of Employer who have a need to know, by using a reasonable degree of care, to prevent the unauthorized use, dissemination, or publication of the Confidential Information.

                  (iii) Exclusion. This Section (c) imposes no obligation upon Employee with respect to information that: (a) was in Employee's possession before receipt from Employer; (b) is or becomes a matter of public knowledge through no fault of Employee; (c) is rightfully received by Employee from a third party who does not have a duty of confidentiality; (d) is disclosed under operation of law, except that Employee will disclose only such information as is legally required and give Employer prompt prior notice; or (e) is disclosed by Employee with Employer's prior written consent.

                  (iv) Stock Trading. If the information disclosed or of which Employee becomes aware is material non-public information about the Employer, then Employee agrees not to trade in the securities of A.B. Watley Group Inc., or in the securities of or any appropriate and relevant third party until such time as no violation of the applicable federal and state securities laws would result from such securities trading.

                  (v) Return of Confidential Information. The Employee will immediately destroy or return all tangible material embodying Confidential Information (in any form and including, without limitation, all summaries, copies and excerpts of Confidential Information) upon the earlier of (i) the completion or termination of the dealings between the Employer and Employee under the Agreement or
         (ii) at such time that Employer may so request provided that such return does not interfere with Employee's performance of his duties hereunder.

                  (vi) Notice of Breach. Employee shall notify Employer immediately upon discovery of any unauthorized use or disclosure of Confidential Information, or any other breach of the Agreement by Employee, and will cooperate with Employer in every reasonable way to help Employer regain possession of Confidential Information and prevents its further unauthorized use.

                  (vii) Injunctive Relief. The Employee acknowledges that disclosure or use of Confidential Information in violation of the Agreement could cause irreparable harm to the Employer for which monetary damages may be difficult to ascertain or an inadequate remedy. The Employee therefore agrees that the Employer will have the

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         rights in addition to its other rights and remedies, to seek and obtain injunctive relief from any violation of the Agreement.

         (d).     Shop Rights and Inventions, Patents, and Technology.

         Employee shall promptly disclose to Employer any developments, designs, patents, inventions, improvements, trade secrets, discoveries, copyrightable subject matter or other intellectual property conceived, either solely or jointly with others, developed, or reduced to practice by Employee during Employee's Term of Employment in connection with the services performed for Employer (the "Company Developments") and shall treat such information as proprietary to Employer. Employee agrees to assign to Employer any and all of Employee's right, title and interest in the Company Developments and Employee hereby agrees that Employee shall have no rights in the Company Developments. Any and all Company Developments in connection with the services performed for Employer pursuant to the Agreement are "works for hire" created for and owed exclusively by Employer.

7.       Representation and Indemnification

         Employee hereby represents and warrants that Employee is not a party to any agreement, whether oral or written, which would prohibit Employee from being employed by Employer, and Employee further agrees to indemnify and hold Employer, its directors, officers, shareholders and agents, harmless from and against any and all losses, cost or expense of every kind, nature and description (including, without limitation, whether or not suit be brought, all reasonable costs, expenses and fees of legal counsel), based upon, arising out of or otherwise in respect of any breach of such representation and warranty.

8.       Injunctive Relief

         The parties acknowledge that the provisions of paragraph 6 hereof are of great value to the Employer, are special, unique and of extraordinary character, and that in the event of a breach or a threatened breach of Employee of any of Employee's obligations under paragraph 6 of this Agreement, Employer will not have an adequate remedy at law. Accordingly, in the event of any breach or threatened breach by Employee of the provisions of paragraph 6 hereof, Employer shall be entitled to such equitable and injunctive relief as may be available to restrain Employee and any business, firm, partnership, individual, corporation or entity participating in such a breach of this Agreement. Nothing in this Agreement shall be construed as prohibiting Employer from pursing any other remedies available at law or in equity for such breach or threatened breach, including the recovery of damages and the immediate termination of the employment of Employee under this Agreement.

9.       Notices

         All notices shall be in writing and shall be delivered personally (including by courier), sent by facsimile transmission (with appropriate documented receipt thereof), by overnight



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receipted courier service (such as UPS or Federal Express) or sent by certified, registered or express mail, postage prepaid, to the parties at their address set forth at the beginning of this Agreement with Employer's copy being sent to Employer at its then principal office. Any such notice shall be deemed given when so delivered personally, or if sent by facsimile transmission, when transmitted, or, if mailed, forty-eight (48) hours after the date of deposit in the mail. Any party may, by notice given in accordance with this Section to the other party, designate another address or person for receipt of notices hereunder. Copies of any notices to be given to Employer shall be given simultaneously to: Hartman & Craven LLP, 460 Park Avenue, New York, New York 10022, Attention: Edward I. Tishelman, Esq..

10.      Miscellaneous

         (a) This Agreement shall be governed in all respects, including validity, construction, interpretation and effect, by New York law, without giving effect to conflicts of laws. The parties hereby agree that any action, proceeding or claim arising out of, or relating in any way to, this Agreement shall be brought and enforced in the courts of the State of New York or of the United States of America for the Southern District of New York, and irrevocably submit to such jurisdiction, and waive any claim that such courts represent an inconvenient forum.

         (b) This Agreement may be amended, superseded, canceled, renewed or extended, and the terms hereof may be waived, only by a written instrument signed by authorized representatives of the parties or, in the case of a waiver, by an authorized representative of the party waiving compliance. No such written instrument shall be effective unless it expressly recites that it is intended to amend, supersede, cancel, renew or extend this Agreement or to waive compliance with one or more of the terms hereof, as the case may be. No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party of any such right, power or privilege, or any single or partial exercise of any such right, power or privilege, preclude any further exercise thereof or the exercise of any other such right, power or privilege. The rights and remedies herein provided are cumulative and are not exclusive of any rights or remedies that any party may otherwise have at law or in equity.

         (c) In view of Employer's need and desire to maintain a proper working environment with suitable demeanor of its employees and in light of Employer's sensitivity to the views of its customers and potential customers and to regulatory bodies having jurisdiction over Employer's business activities, Employer has instituted a policy of requiring employees to be subject to, at Employer's reasonable discretion, alcohol and drug testing procedures and requirements. Employee specifically consents to the same, agrees to be subject to whatever procedures may now or hereinafter be put in place covering such testing and understands and agrees that Employee's consent to this is a material inducement to Employer to enter into this Agreement and to provide for the employment of Employee hereunder.


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         (d) If any provision or any portion of any provision of this Agreement or the application of any such provision or any portion thereof to any person or circumstance, shall be held invalid or unenforceable, the remaining portion of such provision and the remaining provisions of this Agreement, or the application of such provision or portion of such provision as is held invalid or unenforceable to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby and such provision or portion of any provision as shall have been held invalid or unenforceable shall be deemed limited or modified to the extent necessary to make it valid and enforceable; in no event shall this Agreement be rendered void or unenforceable.

         (e) The headings to the Sections of this Agreement are for convenience of reference only and shall not be given any effect in the construction or enforcement of this Agreement.

         (f) This Agreement shall inure to the benefit of and be binding upon the successor and assigns of Employer, but no interest in this Agreement shall be transferable in any manner by Employee.

         (g) This Agreement constitutes the entire agreement and understanding between the parties and supersedes all prior discussions, agreements and undertakings, written or oral, of any and every nature with respect thereto.

         (h) This Agreement may be executed by the parties hereto in separate counterparts which together shall constitute one and the same instrument.

         (i) In the event of the termination or expiration of this Agreement, the provisions of Sections 6, 7, 8 and 10 hereof shall remain in full force and effect, in accordance with their respective terms.

         IN WITNESS WHEREOF, this Agreement has been executed as of the date stated at the beginning of this Agreement.


                                             A.B. WATLEY GROUP INC.


                                         By: /s/ Harry Simpson
                                             -----------------


                                             /s/ Peter Wigger
                                             ----------------
                                          Peter Wigger - Employee



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